Exhibit 99.1

Investor Inquiries	Media Inquiries
Cindy Klimstra	Gary Ross
Vice President, Investor Relations	Senior Manager, Corporate Communications
(847) 968-0268	(847) 371-5048
CDW Completes Acquisition of Leading IT Solutions Provider Berbee Information Networks Corporation
VERNON HILLS, Ill. — October 11, 2006 — CDW Corporation (NASDAQ:CDWC), a leading provider of technology products and services to business, government and education, today announced that it has completed the acquisition of privately-held Berbee Information Networks Corporation (“Berbee”), one of the nation’s largest independent IT solution providers. CDW announced a definitive agreement to acquire Berbee on September 18, 2006. Pursuant to the Stock Purchase Agreement, CDW completed the acquisition for a total purchase price of $184 million, including an adjustment for working capital.
This acquisition will enhance CDW’s offerings of advanced technology products and services to address customers’ more complex business requirements. In addition, the acquisition is consistent with CDW’s strategies to expand its customer base, capture a greater share of its customers’ IT spending and increase its addressable market.
Founded in 1993 and headquartered in Madison, Wisconsin, Berbee is a proven partner to a broad spectrum of customers including corporate, healthcare, education and state and local governments. Berbee provides world-class solutions and engineering capabilities in advanced technologies primarily across the Cisco, IBM and Microsoft platforms. Areas of expertise include network infrastructure and unified communications, systems and storage, security, productivity applications and managed services. Berbee is a national gold certified partner with Cisco, a premier business partner with IBM authorized to sell all IBM server and storage lines and has six Microsoft gold certifications. Berbee received recognition as Cisco’s U.S. IP Communications Partner of the Year in 2005, an IBM Beacon Award for Best IBM iSeries On Demand Solution in 2006 and Microsoft Central Region Partner of the Year in 2006.
Forward Looking Statement
Any forward-looking statements contained in this release are based on the Company’s beliefs and expectations as of the date of this release and are subject to certain risks and uncertainties which may have a significant impact on the Company’s business, operating results or financial condition. Should any risk or uncertainty materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in forward-looking statements. Factors affecting the Company’s business and prospects are discussed in the Company’s filings with the Securities and Exchange Commission.

About Berbee Information Networks Corporation
Berbee Information Networks Corporation is one of the nation’s largest independent providers of IT solutions to a broad spectrum of clients. More than half of the company’s revenue is generated from enterprise class customers that include some of the nation’s best known corporations. Berbee’s areas of expertise include network infrastructure and unified communications, systems and storage, security, productivity applications and managed services. Known for its world-class engineering and proven service excellence in advanced IT technologies, Berbee has achieved high levels of certification concurrently with its key vendor partners. Berbee is a national gold certified partner with Cisco, a premier business partner with IBM authorized to sell all IBM server and storage lines and has six Microsoft gold certifications.
Founded in 1993 by Jim Berbee, a former IBM systems engineer, the company was formed to provide a high level of services to clients in need of networking and mid-range server technologies and, in the ensuing 13 years, has grown to become a leading IT solutions provider in the Midwest including Wisconsin, Illinois, Minnesota, Michigan, Indiana and Ohio.
About CDW
CDW®, ranked No. 343 on the FORTUNE 500, is a leading provider of technology solutions for business, government and education. CDW is a principal source of technology products and services including top name brands such as Acer, Adobe, Apple, Cisco, HP, IBM, Lenovo, Microsoft, Panasonic, Samsung, Sony, Symantec, Toshiba and ViewSonic. CDW’s direct model offers customers one-on-one relationships with knowledgeable account managers and access to more than 600 on-staff engineers and advanced technology specialists who customize solutions for customers’ complex technology needs. CDW also provides same-day product shipping and post-sales technical support.
CDW was founded in 1984 and employs approximately 5,250 coworkers. In 2005, the company generated sales of $6.3 billion. For more information, visit CDW.com.

For more information about CDW:
Visit CDW on the Internet at http://www.cdw.com. Contact CDW Investor Relations via the Internet
at investorrelations@cdw.com or by telephone at 847-419-6328.
CDW is a registered trademark and CDW@work is a trademark of CDW Corporation. Other company and product names may be trademarks of their respective owners.